Exhibit 10.1

SECURED PROMISSORY NOTE

Date of Issuance:	January 5, 2026

Principal Amount of Note:	US$25,840,106

FOR VALUE RECEIVED, the undersigned, on behalf of NKGen Biotech, Inc., a Delaware corporation (the “Company”) and NKGen Operating Biotech, Inc., a Delaware corporation (the “Company Sub,” together with the Company, the “Borrowers,” and each, a “Borrower”), HEREBY PROMISES TO PAY to the order of AlpineBrook Capital GP I Limited (“Lender”), the principal amount set forth above with simple interest on the outstanding principal amount at the rate of 12% per annum, as more particularly described below, on the dates and in the manner set forth below.

Borrowers and Lender acknowledge, confirm and agree that:

A. Prior to the date hereof, Lender has provided funding in the form of debt (in addition to the funding evidenced by those certain promissory notes dated December 31, 2024 and March 10, 2025, respectively) to Borrowers as set forth in detail in Exhibit A hereof (the “Existing Loan”), and the aggregate outstanding principal, accrued interest, fees, expenses (including reimbursable professional fees and expenses) and other charges lawfully due and owing in connection with the Existing Loan is US$25,540,106; and disbursements of all principals under the Existing Loan are evidenced by wire transfer confirmations;

B. Borrowers hereby agree that they validly, unconditionally, and absolutely owe the Existing Loan to Lender, without any defenses, counterclaims, offsets, or reductions whatsoever, and the Borrowers expressly waive any right to assert any such defenses, counterclaims, offsets, or reductions against Lender in respect of the Existing Loan;

C. Lender has the right to request the immediate repayment of the Existing Loan, and Borrowers have requested that Lender extends the repayment term of the Existing Loan subject to the terms and conditions of this secured promissory note (the “Note”);

D. Furthermore, Borrower and the Company have requested, and the Lender has agreed to extend an additional US$300,000 new loan (the “Additional New Loan”) to the Borrower, which Additional New Loan constitutes fresh, contemporaneous value provided by Lender to Borrowers on the date hereof;

E. Borrowers shall jointly and severally issue to Lender this Note for purpose of (i) extending the repayment terms of the Existing Loan and confirming the Borrowers’ unconditional obligation to repay the same; (ii) documenting and evidencing the Additional New Loan and the Borrowers’ obligation to repay the same; and (iii) granting security interest in the U.S. Personal Property Collateral (as defined below), the U.S. Real Property Collateral (as defined below), and the Korean Collateral (as defined below, collectively, the “Collateral”) to secure all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of Borrowers to Lender, under or pursuant to this Note (the “Obligations”).

F. The issuance of this Note by the Borrowers, the grant of the security interest in the Collateral herein, and Lender’s agreements to (i) extend the maturity date of the Existing Loan and modify the repayment terms of the Existing Loan and (ii) extend the Additional New Loan constitute a voluntary, arms-length, and contemporaneous exchange of valuable consideration between the parties.

G. The terms of this Note (including, without limitation, the principal amounts, interest rate, repayment terms, and security provisions) are fair and reasonable, were negotiated at arms-length between the parties (each of which has had the opportunity to consult with legal counsel of their choice), and are commensurate with the value exchanged by the parties and the risks assumed by such party. No party has entered into this Note or taken any action herein (including the grant of the security interest and the extension of the repayment terms of the Existing Loan) with the intent to hinder, delay, or defraud any creditor of the Borrowers or Lender, or for any improper or fraudulent purpose. The Borrowers further represent and warrant that they are receiving substantial benefit from the transactions contemplated herein (including the establishment of the repayment terms of the Existing Loan and the receipt of the Additional New Loan), which benefit is necessary to support their ongoing business operations and ability to meet their obligations to creditors generally.

1. BASIC TERMS.

(a) Payments. All payments of interest and principal under this Note shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal. All payments shall be made without offset, counterclaim or deduction of any kind.

(b) Repayment. (i) All principal and accrued and unpaid interest hereunder shall be due and payable on the Initial Maturity Date, which means the date falling on the 2-month anniversary of the date hereof (the “Initial Maturity Date”). The Lender may, in its absolute discretion, from time to time extend the Initial Maturity Date for any period of time it deems fit, whether equal to, longer than, or shorter than two months, by delivering written notice to the Company and the Borrower; no consent of the Borrower or the Company shall be required for any such extension. The date to which the Initial Maturity Date is so extended (as such date may be further extended from time to time pursuant to this clause) is referred to as the “Maturity Date”. The Borrower may not prepay this Note prior to the applicable Maturity Date without the prior written consent of the Lender.

(c) Interest. Interest on the outstanding principal amount of this Note shall accrue at the rate of twelve percent (12%) per annum, calculated on the basis of a 360-day year for the actual number of days elapsed. Interest shall be paid in full on the Initial Maturity Date. If the Lender elects to extend the Initial Maturity Date (in whole or in part), accrued interest shall be payable in full on the last day of each calendar month during the extended period; provided that all accrued and unpaid interest shall be due and payable in full on the Maturity Date (together with all outstanding principal of this Note). All interest payments shall be made without offset, counterclaim or deduction of any kind, in the manner set forth in Section 1(a) hereof.

(d) Most Favored Nations. Without prejudicing or limiting the Lender’s rights under this Note, if any Borrower or its subsidiaries (including Nkmax Co., Ltd., a company formed under the laws of the Republic of Korea (“NKMax”), together with Borrowers, the “Group Companies”) propose to incur any indebtedness or issue any of its Equity Securities (a “Subsequent Financing”), and, if in such Subsequent Financing, there are any contractual provisions or side letters that provide terms more favorable to Lender than the terms provided for hereunder (even if Lender do not receive the benefit of such more favorable term until a default occurs under such other indebtedness or Equity Security), then Borrowers shall specifically notify Lender of such additional or more favorable terms and such terms, and the Borrowers shall grant the same right or privilege to the Lender. The types of terms contained in other indebtedness or Equity Securities that may be more favorable to Lender of such securities include, but are not limited to, interest rate, collaterals, terms addressing conversion price and other economic terms, warrant coverage, corporate governance rights, information rights, director appointment rights, preemptive rights and right of first refusal.

(e) Change of Control. If any Borrower consummates a Change of Control (as defined below) while this Note remains outstanding, Borrowers shall repay Lender in cash in an amount equal to (i) the outstanding principal amount of this Note plus any unpaid accrued interest on the original principal, plus (ii) a repayment premium equal to 20% of the outstanding principal amount of this Note. For purposes of this Note, a “Change of Control” means (i) a consolidation or merger of a Borrower with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of such Borrower immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which such Borrower is a party in which in excess of 50% of such Borrower’s voting power is transferred; or (iii) the sale or transfer of all or substantially all of such Borrower’s assets, or the exclusive license of all or substantially all of such Borrower’s material intellectual property. Borrowers shall give Lender notice of a Change of Control not less than 10 business days prior to the anticipated date of consummation of the Change of Control. For clarity, Change of Control refers to the majority number of directors and majority number of voting shares, and does not include veto rights or negative controls on certain decisions.

(f) Security Interest. For the avoidance of doubt, any lien or security interest granted in accordance with the terms herein shall be subject to and not infringe upon any existing liens and security interest granted by any Borrower to East West Bank or BDW Investments LLC, respectively, as further described in Section 6(a)(vii) hereof, as well as be subject to any necessary consents or approvals from East West Bank or BDW Investments LLC, in each case, prior to the granting of any security interest to Lender, unless otherwise agreed or consented to by East West Bank or BDW Investments LLC, as applicable, with respect to their respective existing liens and security interests. The Company will use commercially reasonable best efforts to obtain consents and approvals from each of East West Bank and BDW Investments LLC, as applicable, as requested by Lender; provided, that the failure to obtain such consents and approvals from each of East West Bank and BDW Investments LLC on commercially reasonable terms during the term of this Note shall not constitute or be deemed to constitute an Event of Default hereunder. Further, no grant of any lien or security interest contemplated herein shall be perfected unless and until the Borrowers have obtained the consents from East West Bank and BDW Investments LLC.

(i) U.S. Personal Property. For the avoidance of doubt, the security interest granted in this Section is expressly (i) subject and subordinate to all liens and security interests of East West Bank and BDW Investments LLC and any other preexisting permitted liens, (ii) conditioned on obtaining any required third-party consents, approvals or intercreditor arrangements (including from East West Bank and BDW Investments LLC), and (iii) limited to the extent the grant, attachment, or perfection is prohibited by, or would result in a breach or default under, applicable law or any binding contract until such prohibition ceases or requisite consent is obtained. Each Borrower hereby pledges, assigns and grants to Lender, as the secured party, a security interest in all of its right, title and interest in, to and under all personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Borrower (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, such Borrower, and regardless of where located (all of which will be collectively referred to as the “U.S. Personal Property Collateral”), including: (A) all Accounts; (B) all Chattel Paper; (C) all Intellectual Property and IP Ancillary Rights; (D) all Documents; (E) all Equipment; (F) all Fixtures; (G) all General Intangibles; (H) all Goods; (I) all Instruments; (J) all Inventory; (K) all Investment Property; (L) all cash or cash equivalents; (M) all letters of credit, Letter-of-Credit Rights and Supporting Obligations; (N) all Deposit Accounts with any bank or other financial institution; (O) all Commercial Tort Claims; (P) all right, title and interest in, to and under any new drug application or any other applications with the Food and Drug Administration of the U.S. or other equivalent regulatory body in any applicable jurisdiction relating to the research, development, manufacture, production, use, commercialization, marketing, importing, exporting, storage, transport, offer for sale or lease, distribution, sale or lease of any product in any country; and (Q) all accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing, to secure the prompt and complete payment and performance of the Obligations. Capitalized terms used in this Section but not otherwise defined in this Note shall have the meanings set forth in Article 9 of the UCC. “Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Borrowers shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which the Borrowers now have or hereafter acquire any right, issued by an issuer of such Equity Interest. “UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, a secured party’s lien on any collateral. “IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property throughout the world, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right throughout the world. “Requirement of Law” means, with respect to any person or entity, (a) the charter, articles or certificate of organization or incorporation, bylaws, or operating, management or partnership agreement, or other organizational or governing documents of such person or entity and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other governmental authority, in each case applicable to or binding upon such person or entity or any of its property or to which such person or entity or any of its property is subject. “Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all copyrights, patents, industrial designs (and related applications), software, Trademarks, internet domain names, Trade Secrets and IP Licenses. “Trade Secrets” mean all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to proprietary, confidential and/or non-public information, however documented, including but not limited to confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans and all other trade secrets. “IP License” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

(ii) U.S. Real Property. Subject to any third-party consents and approvals from East West Bank and BDW Investments LLC that the Company Sub will use its best efforts to obtain promptly after the date hereof, the Company Sub agrees that it will execute and deliver to Lender that certain deed of trust (the “Deed of Trust”) and that certain assignment of leases and rents, dated after the date hereof, in the form and substance as agreed among applicable Borrower and Lender (the “Assignment of Leases and Rents”), granting Lender a security interest in the all real property and the leases and rents (as defined in the Assignment of Leases and Rents) (collectively, the “U.S. Real Property Collateral”) it now or hereafter owns or possess.

(iii) NKMax Shares. The Company, as transferor, shall transfer and assign, to the extent permitted by applicable law, to Lender, as transferee, the Right of Book-entry as, and for the purpose of, security (Yangdo-dambo in Korean) for the due and punctual payment, performance and discharge in full of the Obligations. The Company shall pledge, to the extent permitted by applicable law, to Lender by way of first priority kun-pledge (the “Kun-Pledge”, kun-jilkwon in Korean), the Pledged Shares and the Korean Account Collateral, and Lender shall accept such Kun-Pledge, as collateral security for the due and punctual payment, performance and discharge in full of the Obligations. Notwithstanding any other provision to the contrary herein, the Kun-Pledge over the Pledged Shares under this Note shall only be established after the expiry date of the Lock-up Period. “Lock-up Period” means July 22, 2025 through July 21, 2026. “Right of Book-entry” means the Company’s right to require the Account Management Institution to effectuate a book-entry transfer of the Original Shares to a securities account on or after the expiry date of the Lock-up Period. “Pledged Shares” means, as the context may require, (i) any and all of the Original Shares, (ii) any and all Additional Shares and (iii) any and all shares in NKMax acquired by the Company from time to time as a result of consolidation of stocks, stock splits, stock dividends and bonus issues or any other shares in NKMax acquired by the Company for no consideration by operation of law by virtue of being the holder of the shares referred to in (i) and (ii) above. “Original Shares” means shares in NKMax of which the details are set forth in Exhibit B hereto. “Additional Shares” means any shares in NKMax (other than the Original Shares) acquired by the Company after the date of this Note. “Account Management Institution” means a company designated by the Company as account management institution (kyejwa kwalli kikwan in Korean) from time to time and approved by Lender. “Korean Account Collateral” means all of the Company’s rights, titles and interests, now owned or hereafter acquired, in and to the Securities Account and all balances, credits, deposits, monies or other sums now or hereafter in the Securities Account or on deposit in the Securities Account and any interest accrued or payable thereon and the proceeds thereof (for the avoidance of doubt, excluding the Pledged Shares). “Securities Account” means the account of the Company held in the name of the Company with the Account Management Institution, details of which are set out in Exhibit C of this Note. “Korean Collateral” means the Pledged Shares and the Korean Account Collateral. The Borrowers shall use commercially best efforts to (i) exclude the NKMax shares from any and all security interests and liens granted by and Borrower in favor of East West Bank and BDW Investments LLC, respectively, and to make required filings in Korea, and (ii) exclude the NKMax shares from the limitations on incremental secured interests with priority over any of Borrower’s unsecured notes.

(iv) The Company’s Obligations. The Company shall take the following actions:

(A) To the extent available, the Company shall deliver on or prior to the date of this Note to Lender the securities account card (“jeung-gwon-ka-deu” in Korean) relating to the Securities Account or such other documents evidencing the Securities Account;

(B) As promptly as possible after the execution of this Note and subject to receiving any requisite consent: (w) deliver to the Account Management Institution a notice of assignment in respect of the Company’s assignment of the Right of Book-entry to be exercisable on or after the expiry date of the Lock-up Period (which form shall be reasonably satisfactory to the Lender), (x) obtain the acknowledgement and consent of the Account Management Institution with express statement that the Account Management Institution shall (1) effectuate the transfer and assignment of the Company’s Right of Book-entry to Lender, including transfer of the Original Shares in accordance with the instruction given by Lender if an Event of Default has occurred on or after the expiry date of the Lock-up Period and (2) not effectuate any transfer of the Pledged Shares to any account other than the Securities Account without the prior written consent of Lender on or after the expiry date of the Lock-up Period (which form shall be agreed by the Account Management Institution and Lender), (y) deliver to Lender the copy of the notice set forth in clause (w) above and the original of the consent set forth in clause (x) above with a fixed stamp affixed thereon; and (z) deliver to Lender a copy of the notice (which form shall be reasonably satisfactory to Lender) sent to the Account Management Institution regarding the establishment of the Kun-Pledge and an original of the consent thereto by the Account Management Institution (with a fixed date stamp affixed thereon) (which form shall be reasonably satisfactory to Lender).

(C) The Company shall, within five (5) business days after the expiry date of the Lock-up Period, (i) procure the Account Management Institution to record Lender as pledgee of the Original Shares in the electronic ledger of the Securities Account and (ii) deliver to Lender a document satisfactory to Lender showing such recordation of the Kun-Pledge on the Pledged Shares and Lender with electronic ledger of the relevant Securities Account.

(v) From and after the Date of Issuance of this Note, each Borrower shall not, directly or indirectly, and shall ensure that its subsidiaries (including NKMax) shall not, without the prior written consent of the Lender (which consent may be withheld in Lender’s sole and absolute discretion):

(A) Create, grant, pledge, mortgage, hypothecate, assign, encumber, or otherwise subject any of its or their assets (whether real, personal, tangible, intangible, now owned or hereafter acquired) as collateral or security for any obligation owed to any person or entity other than the Lender;

(B) Provide any guarantee, indemnity, suretyship, or similar undertaking to secure the obligations of any other person or entity;

(C) Amend, modify, supplement, or expand any existing agreement, instrument, or document to permit or effect any of the actions described in Clauses (A) or (B) above; or

(D) Enter into any new agreement, instrument, or document that provides for any of the actions described in Clauses (A), (B) or (C) above.

(vi) Authorization to File Financing Statements; Further Assistance. Each Borrower authorizes Lender, at any time and from time to time, without notice to any Borrower and at the expense of Borrowers, to file or record financing statements and other filing or recording documents or instruments with respect to any Collateral, and amendments thereto, in each case in such form, in such jurisdictions and in such offices as Lender determines appropriate to perfect or protect the security interests of Lender; provided that, the rights of Lender and any filings and recordings shall remain expressly subject to the security interests and liens of East West Bank and BDW Investments LLC. Upon reasonable request by Lender, each Borrower shall, at its own expense, promptly execute any documents, certificates or agreements, including, without limitation, short form intellectual property security agreements, for perfection of Lender’s security over the Collateral or to effectuate other purposes and objectives of Section 1(f); provided that, the rights of Lender and any such documents, certificates and agreements executed shall remain expressly subject to the security interest and liens of East West Bank and BDW Investments LLC.

2. NKMax Guarantee.

(a) As soon as possible after the date hereof, subject to the approval by the NKMax board of directors, which the Company agrees to use commercially reasonable best efforts to obtain, and any pre-emptive right held by either East West Bank or BDW Investments LLC, which the Company agrees to use commercially reasonable best efforts to have waived, the Company and the Borrower shall, jointly and severally, procure that NKMax shall execute and deliver to the Lender, in form and substance satisfactory to the Lender, an unconditional and irrevocable guarantee guaranteeing the full and punctual performance and payment of all obligations of the Company and the Borrower under this Note, whether now existing or hereafter arising (the “NKMax Guarantee”).

(b) In addition, subject to the approval by the NKMax board of directors, which the Company agrees to use commercially reasonable best efforts to obtain, and any pre-emptive right held by either East West Bank or BDW Investments LLC, which the Company agrees to use commercially reasonable best efforts to have waived, the Company and the Borrower shall cause NKMax to grant and pledge, as collateral security, a first-priority security interest in all or substantially all of NKMax’s assets, whether now owned or hereafter acquired, to secure its obligations under the NKMax Guarantee. The Company and the Borrower shall, and shall cause NKMax to, take all actions reasonably necessary or advisable to perfect and maintain the perfection of such security interest, including the execution and filing of all applicable security agreements, financing statements, registrations, notices, and other instruments required under applicable law in form and substance reasonably agreed to between Lender and the Borrower.

(c) Notwithstanding anything to the contrary, the Company and the Borrower shall not be required to cause NKMax to grant any guarantee or security interest pursuant to this Section 2 if, in the written opinion of a reputable legal counsel, doing so would violate applicable law.

3. Restrictive Covenants. From the date of issuance of the Note, the Borrowers shall not take any of the following actions without the prior written consent of the Lender:

(a) the borrowing of any money or securing any financial facilities other than trade payables in the ordinary course of business;

(b) grant, allowing to arise or issue any pledge, lien or charge (whether by way of fixed or floating charge, mortgage encumbrance or other security), security interest, guarantee, claim, restriction, equity or encumbrances of any nature whatsoever on any of the property, undertaking, assets or rights of any Borrower, except for (i) liens in favor of Lender securing the Obligations; (ii) liens in favor of East West Bank and BDW Investments LLC existing on the Date of Issuance and any continuations, renewals or replacements thereof that (A) do not secure additional principal indebtedness (other than fees, interest and expenses) and (B) do not improve the priority of such liens; (iii) purchase-money liens and liens securing capital leases on Equipment or software, in each case limited to the acquired or financed assets, so long as the aggregate principal amount of the obligations secured thereby does not exceed $50,000 outstanding at any time; (iv) non-consensual liens that arise by operation of law (including carriers’, warehousemen’s, mechanics’, materialmen’s, and tax liens) that are (A) not yet delinquent or (B) being contested in good faith by appropriate proceedings with adequate reserves; (v) banker’s liens, rights of setoff, and similar liens in favor of banks and financial institutions arising in the ordinary course of business in connection with deposit accounts, securities accounts, or custodial arrangements, provided such liens secure only customary fees and charges and not borrowed money; (vi) easements, covenants, rights-of-way, zoning restrictions and similar encumbrances on real property that do not materially impair the value or use of such property; (vii) liens arising under leases, licenses, sublicenses or similar agreements in the ordinary course that do not secure indebtedness for borrowed money and that do not materially impair the value of the affected property; and (viii) liens securing workers’ compensation, unemployment insurance, customs, bids, trade contracts, leases, statutory obligations and similar obligations, in an aggregate amount not exceeding $50,000 outstanding at any time; (ix) normal course UCC filings in respect of operating leases or consignments that do not secure indebtedness for borrowed money;

(c) the creation, increase, or cancellation of any of the authorized or issued capital stock of any Borrower or the issuance, allotment, purchase, repurchase, redemption or retirement of any Equity Securities or equity-linked securities of any Borrower, or the granting or issuance of any options, rights or warrants or that may require the issuance of Equity Securities of any Borrower in the future, or the conduct of any act which has the effect of diluting or reducing the effective ownership percentage of Lender in the Company or its effective interest in any Borrower on a fully diluted and as-converted basis, or otherwise changing any Borrower’s share capital structure, except for granting equity incentives under the Company’s stock incentive plan as approved above, ordinary course adjustments (including option exercises, warrant exercises, net share settlements, tax withholding and any employee stock purchase plans), stock splits, reverse splits, reclassifications or similar purely ministerial changes that do not, individually or in the aggregate, materially impair Lender’s rights or the value of the Collateral; “Equity Securities” means with respect to a person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities of such person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such person, or any contract of any kind for the purchase or acquisition from such person of any of the foregoing, either directly or indirectly;

(d) take any action that reclassifies any outstanding Equity Securities or any equity-linked securities into Equity Securities or any equity-linked securities having preferences or priority as to any matters superior to or on a parity with the preference of the Common Stock of the Company;

(e) the voluntary commencement by such Borrower or Group Company of any case, proceeding or other action (i) under any bankruptcy, insolvency, reorganization, moratorium, winding-up, liquidation, dissolution, composition, debt adjustment or similar law of any jurisdiction seeking an order of relief with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution or other similar relief with respect to it or its debts; (ii) the voluntary seeking of the appointment of a receiver, trustee, custodian, sequestrator or other similar official for it or for all or any substantial part of its property or assets; (iii) the making of a general assignment for the benefit of its creditor; and

(f) entering into any agreement to take any of the foregoing actions.

4. RIGHT OF FIRST REFUSAL.

(a) The Company hereby unconditionally and irrevocably grants to Lender a right of first refusal (“ROFR”) to purchase up to one hundred percent (100%) of any shares of capital stock of NKMax (the “Transfer Stock”) that the Company may propose to, or be offered to, transfer, assign, sell, offer to sell, pledge, mortgage, hypothecate, encumber, or otherwise dispose of (the “Proposed Share Transfer”), at the same price and on the same terms and conditions as those offered to the prospective transferee of such Proposed Share Transfer.

(b) If the Company proposes to, or is offered to, conduct a Proposed Share Transfer, the Company shall promptly and in any case before any such proposal or within five (5) business days of receipt of any such offer, give Lender a written notice of such Proposed Share Transfer (the “Proposed Transfer Notice”) detailing the material terms and conditions (including price and form of consideration) of the Proposed Share Transfer, the identity of the prospective transferee, the intended date of completion of such Proposed Share Transfer and a copy of any term sheet, letter of intent, or similar document relating to such Proposed Share Transfer (“ROFR Offer Notice”). Upon Lender’s written request, the Company shall promptly, and in any case within five (5) calendar days of receipt of such request, provide any additional information with respect to the Proposed Share Transfer reasonably requested by Lender. Within fifteen (15) business days from the receipt of the ROFR Offer Notice (“ROFR Exercise Period”), Lender may exercise its ROFR by providing the Company with a written notice specifying the number of Transfer Stock to be purchased by Lender (the “ROFR Exercise Notice”). The closing of the purchase of Transfer Stock by Lender shall take place, and all payments Lender shall have been delivered to the Company, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Share Transfer; and (ii) sixty (60) calendar days after delivery of the ROFR Exercise Notice.

(c) If Lender fails to timely deliver the ROFR Exercise Notice to the Company, the ROFR shall lapse with respect to the Proposed Share Transfer contemplated in the ROFR Offer Notice, and the Company may, during the sixty (60) day period following the expiration of the ROFR Exercise Period, consummate the Proposed Share Transfer contemplated in the ROFR Offer Notice at the price and upon the terms and conditions no more favorable to the prospective transferee specified in the ROFR Offer Notice. If the Proposed Share Transfer is not consummated within such sixty (60) day period, the ROFR shall be deemed to be revived and the Proposed Share Transfer contemplated in the ROFR Offer Notice may not be consummated unless first reoffered to Lender in accordance with this Section 4.

(d) Any Proposed Share Transfer not made in compliance with the requirements of this Note shall be null and void ab initio, shall not be recorded on the books of NKMax or its transfer agent and shall not be recognized by NKMax. Each party hereto acknowledges and agrees that any breach of this Note would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Note).

(e) If the Company becomes obligated to sell any Transfer Stock to Lender under this Note and fails to deliver such Transfer Stock in accordance with the terms of this Note, Lender may, at its option, in addition to all other remedies it may have, send to the Company the purchase price for such Transfer Stock as is herein specified and transfer to the name of Lender (or request that NKMax effect such transfer in the name of Lender) on the NKMax’s books any certificates, instruments, or book entry representing the Transfer Stock to be sold.

5. REPRESENTATIONS AND WARRANTIES. Each Borrower hereby jointly and severally represents and warrants to Lender as of the date hereof that: (i) such Borrower has all requisite power and authority to execute, deliver and perform its Obligations; (ii) the execution, delivery and performance by such Borrower of this Note do not and will not (A) result in a breach of or constitute a default under any material lease, instrument, contract or other agreement to which such Borrower is a party or by which it or its properties may be bound or affected; or (B) violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting such Borrower; and (iii) this Note is the legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

6. EVENTS OF DEFAULT.

(a) Each of the following shall constitute an “Event of Default”: (i) Borrowers fail to pay timely any of the accrued and unpaid interest or principal amount or other amounts due under this Note on the date the same becomes due and payable; (ii) Borrowers or any other Group Companies breaches any representations, warranties, covenants, and agreements under this Note, the Deed of Trust, the Assignment of Leases and Rents, or any other agreements between any Borrower and Lender; (iii) any Borrower or any of its affiliates, directors or officers default under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person; (iv) any Borrower files any petition under bankruptcy law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing; (v) an involuntary petition is filed against any Borrower, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of such Borrower; (vi) this Note ceases to be in full force and effect or ceases to be enforceable at any time and for any reason; (vii) the Collateral is encumbered or subject to any lien or security interest except the U.S. Real Property Collateral may be subject to (x) liens securing indebtedness existing as of the date hereof owing to East West Bank up to $1,500,000 (or such lesser amount following any repayments or reductions), (y) liens securing indebtedness existing as of the date hereof owing to BDW Investments LLC up to $5,000,000 plus accrued and unpaid interest (or such lesser amount following any repayments or reductions) and (z) liens created under this Note or otherwise created solely in favor of Lender; (viii) commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of any Borrower or its affiliates, directors or officers or by any governmental agency against any Collateral; or (ix) a material adverse change occurs in any Borrower and its affiliates’ financial condition, or a Material IP Event occurs. “Material IP Event” means any termination, cessation to be in force, repudiation, or any substantive amendment of any intellectual property license agreement between any Borrower (or affiliates thereof) and NKMax (or affiliates thereof), and between Borrower (or its subsidiaries and/or affiliates thereof) and any other persons, including without limitation any loss of license in any Borrower’s use of any intellectual property in any jurisdiction.

(b) Upon the occurrence of any Event of Default hereunder, at the option and upon the declaration of Lender and upon written notice to Borrower, this Note shall accelerate and all the unpaid interest and principal payable hereunder shall become immediately due and payable.

(c) UCC and Other Remedies. Upon the occurrence of an Event of Default, Lender may exercise, in addition to all other rights and remedies granted to in this Note, any deed of trust, mortgage or other security agreements executed in connection with this Note, any or all of those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law or in equity.

(d) Remedies Relating to Pledged Shares and Korean Account Collateral. Without prejudice to Section 6(c) above:

(i) If an Event of Default has occurred, Lender shall become forthwith entitled, as and when it sees fit to put into force and to exercise all or any of the power possessed by Lender as pledgee of the Pledged Shares (or the Korean Account Collateral or the Right of Book-entry, as applicable) in or towards satisfaction of the Obligations in accordance with this Note and the other finance documents.

(ii) Borrowers shall be liable for any and all costs and expenses incurred in connection with or arising from the enforcement of the Kun-Pledge pursuant to Section 6(d)(i) hereof.

(iii) Lender shall incur no liability as a result of the sale of the Pledged Shares, the Korean Account Collateral or any part thereof, at any public or private sale pursuant to Section 6(d)(i) hereof. Borrowers hereby waives any claims against Lender arising by reason of the fact that the price at which the Pledged Shares or the Korean Account Collateral have been sold at such private sale may be less than the price at which it could have been sold if Lender had not accepted the first offer received or had offered the Pledged Shares or the Korean Account Collateral to more than one offeree.

(iv) If the proceeds of the collection upon or realization of the collateral pursuant to Section 6(d)(i) are insufficient to cover the costs and expenses of such realization and the payment in full of the Obligations, Borrower shall remain liable for any such deficiency.

(v) All moneys received or recovered by Lender pursuant to this Note shall, (except, in case of receipt or recovery prior to the enforcement of the Kun-Pledge, as otherwise expressly provided in this Note) be applied (or be paid to Lender for application) in accordance with Section 1(a) and 1(b) hereof.

(vi) Notwithstanding anything to the contrary herein, Lender acknowledges that the Original Shares are subject to, and have been credited to, the Korea Securities Depository lock-up (eui-mu-bo-yu in Korean), and shall not be transferred, sold, assigned, pledged, or otherwise disposed of, prior to the expiry date of the Lock-up Period, and the Original Shares are not subject to the Kun-Pledge under this Note until the expiry date of the Lock-up Period. For the avoidance of doubt, any reference in this Note to the “Pledged Shares” or “Kun-Pledge” shall also be construed as reference to “the Right of Book-entry” or “Yangdo-dambo”, as the case may be, to the extent permitted by applicable law.

(vii) Default Interest. Upon the occurrence and during the continuance of any Event of Default, the outstanding principal amount of this Note, and all accrued and unpaid interest and other amounts owing hereunder, shall bear default interest at the rate of twenty-four percent (24%) per annum (the “Default Interest”), calculated on the basis of a 360-day year for the actual number of days elapsed. Such Default Interest shall accrue from the date of the occurrence of the Event of Default until the date all Obligations are paid in full in cash, and shall be payable on demand by the Lender, in addition to all other remedies available to the Lender hereunder or at law or in equity.

7. MISCELLANEOUS PROVISIONS.

(a) Successors and Assigns. This Note and Borrowers’ Obligations may not be assigned or transferred by any Borrower without the prior written consent of Lender. This Note shall be binding upon the successors and assigns of any Borrower and inure to the benefit of Lender and its permitted successors, endorsees and assigns. Lender may assign this Note to any person or entity without any consent from any other person or entity.

(b) Amendment and Waiver. Any term of this Note may be amended, waived or terminated with the written consent of Borrowers and Lender.

(c) Governing Law. This Note, and any claim, controversy or dispute arising under or related to this Note, shall be governed by, and construed in accordance with, the laws of the State of New York; provided, that Sections 1(f)(iii), 1(f)(iv) and 6(d) shall be governed, and construed in accordance with, the laws of the Republic of Korea. EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR ANY CLAIM, SUIT, ACTION OR PROCEEDING HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(d) Binding Agreement. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Note, except as expressly provided in this Note.

(e) Interpretation. It is the express intent of the parties hereto that the interest and all other charges collected or contracted for pursuant to this Note shall not exceed the maximum rate of interest permitted by applicable law (the “Maximum Lawful Rate”). If at any time the interest rate or other charges under this Note, or any part thereof, shall be determined by a court of competent jurisdiction to exceed the Maximum Lawful Rate, then, ipso facto, the obligation to pay such excess shall be null and void, and any such excess shall be credited against the principal amount of the Obligations (and if the principal has been paid in full, such excess shall be refunded to Borrowers). All calculations of interest and fees under this Note shall be made in a manner that avoids, to the greatest extent possible, the payment of interest in excess of the Maximum Lawful Rate. This provision shall control over all other provisions of this Note, and shall apply to all payments made under this Note, whether of principal, interest, default interest, premiums, fees, or other charges of any kind.

(f) Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Note may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with applicable laws.

(g) Notices. All notices and other communications required or permitted hereunder shall be in writing. All communications to a party shall be sent to the party’s address set forth on the signature page hereto or at such other address(es) as such party may designate by 10 days’ advance written notice to the other party hereto.

(h) Further Assurance. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Note.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF this Promissory Note has been duly executed by the parties hereto as of the date first above written.

Borrowers:

NKGEN BIOTECH, INC.

By:	/s/ Paul Song
Name:	Paul Y. Song
Title:	Chief Executive Officer

Address:
Email:

NKGEN OPERATING BIOTECH, INC.

By:	/s/ Paul Song
Name:	Paul Y. Song
Title:	Chief Executive Officer

Address:
Email:

[Signature Page to Promissory Note]

IN WITNESS WHEREOF this Promissory Note has been duly executed by the parties hereto as of the date first above written.

Lender:

ALPINEBROOK CAPITAL GP I LIMITED

By:	/s/ Hanhan Xu
Name:	Hanhan Xu
Title:	Managing Director

Address:
Email:

[Signature Page to Promissory Note]

Exhibit A

Existing Loan

Amount in USD ($)
Aggregate outstanding principal	20,895,135
Accrued interest	1,677,652
Fees, expenses (including reimbursable professional fees and expenses) and other charges lawfully due and owing in connection with the Existing Loan	2,967,319
Total amount	25,540,106

Exhibit B

Details of Original Shares

Type of Shares	Name of the Shareholder	Denominations (Par Value)	Total Number of Shares
Common Shares	NKGEN BIOTECH, INC.	KRW 100	46,400,000 shares

Exhibit C

Details of Securities Account

Account Holder	Account Management Institution	Account Number	Account Name
NKGEN BIOTECH, INC.	EUGENE INVESTMENT CO., LTD.	300-00-441794	Securities Account (증권계좌)